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                                  EXHIBIT 5.1

                         OPINION OF COOLEY GODWARD LLP

February 22, 2001

                                                                  James C. Kitch
                                                                  (650) 843-5027
                                                              kitchjc@cooley.com

Asyst Technologies, Inc.
48761 Kato Road
Fremont, California 94538

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Asyst Technologies, Inc. (the "Company") of Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 1,436,783 shares of Asyst's common stock, with no par value (the "Shares"), to be sold by certain shareholders as described in the Registration Statement. Defined terms used herein shall have the meanings attributed to such terms in the Registration Statement unless otherwise stated herein.

     In connection with this opinion, we have examined the Registration Statement, the Agreement and Plan of Merger and Reorganization between the Company. Tin Man Acquisition Corp., Semifab, Inc. and certain principal shareholders of Semifab dated as of December 7, 2000, the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as a exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward llp


By: /s/ James C. Kitch
   ------------------------
     James C. Kitch